Exhibit 10.5A

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of November 15, 2010, by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”), and SOLARCITY CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.     Landlord and Tenant are parties to that certain Office Lease Agreement dated July 30, 2010 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 68,025 rentable square feet (the “Premises”) which is comprised of: (i) 45,350 rentable square feet consisting of the entire first and third floors (the “Initial Premises”); and (ii) 22,675 rentable square feet consisting of the entire second floor (the “Additional Premises”) in the building commonly known as Building C located at 3055 Clearview Way, San Mateo, California (the “Building”).

B.     Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.     Amendment. Effective as of the date hereof (unless different effective date(s) is/are specifically referenced in this Section), Landlord and Tenant agree that the Lease shall be amended in accordance with the following terms and conditions:

1.1     Shower Area Improvements.

1.1.1     Notwithstanding anything in the Lease to the contrary, subject to the terms of this Amendment, Landlord has agreed to commence a portion of the Tenant Improvements in the Shower Area (as defined in Section 1.2 below) located on the second floor of the Building concurrently with Landlord’s performance of the Tenant Improvements to the Initial Premises (as originally defined in the Lease). The portion of the Tenant Improvements to be performed by Landlord on the second floor of the Building in order to construct the Shower Area shall be referred to herein as the “Shower Work”.

1.1.2     Except as expressly provided in this Amendment, the terms of the Work Letter (the “Work Letter”) attached as Exhibit D to the Lease shall apply to the performance of the Shower Work; provided, however, that, notwithstanding any terms of the Work Letter or the Lease to the contrary, Tenant shall not be permitted to apply any portion of the Allowance attributable to the Additional Premises (i.e., the entire second floor of the Building) to the cost of performance of the Shower Work. Tenant may either apply a portion of the Allowance attributable to the Initial Premises (as originally defined in the Lease) (i.e., $2,721,000.00) to the cost of the Shower Work or, if such Allowance has been exhausted, Tenant shall reimburse Landlord for such

Excess Costs (as defined in the Work Letter) in accordance with Section 3(b) of the Work Letter. For the avoidance of doubt, the Allowance available to Tenant for performing the Tenant Improvements to the Additional Premises shall remain unchanged (i.e., $1,360,500.00).

1.2     Definitions of Initial Premises and Additional Premises. Notwithstanding anything in the Lease to the contrary, the “Initial Premises” shall mean the (a) entire first and third floors of the Building, and (b) a portion of the second floor of the Building comprised of approximately 800 rentable square feet of space that will consist of shower facilities (the “Shower Area”); provided, however, that (i) for purposes of Tenant’s remedies for Landlord’s late delivery of the Initial Premises set forth in Section 3.0 of the Lease, the Shower Area shall not be deemed a part of the Initial Premises, and (ii) notwithstanding the terms of Section 3.B.1. of the Lease, prior to the Additional Premises Commencement Date, Tenant shall not have any access to the restrooms located on the second floor of the Building. The parties acknowledge that the rentable square footage of the Shower Area set forth in clause (b) above is an estimate only and that, promptly following the Substantial Completion (as defined in Section 3.A of the Lease) of the Shower Area, Landlord shall have its architect measure the Shower Area in accordance with Landlord’s standard measurement practices for the Building. If the rentable square footage of the Shower Area is determined to be greater or less than the rentable square footage set forth herein, Landlord and Tenant shall enter into an amendment modifying the rentable square footage, Base Rent table, Tenant’s Share of the Building, and the per diem rent abatement amount applicable to the Additional Premises described in the second sentence of Section 3.0 of the Lease.

1.3     Base Rent. Notwithstanding anything in the schedule of Base Rent set forth in the Lease to the contrary, Tenant’s obligation to pay Rent with respect to the Shower Area shall commence on the later of (i) the date (the “Shower Delivery Date”) that Landlord delivers the Shower Area to Tenant with the Shower Work Substantially Complete and (ii) the date that Tenant’s obligation to pay Base Rent for the remainder of the Initial Premises commences. Accordingly, commencing as of the Shower Delivery Date, Tenant shall be responsible for paying Base Rent with respect to the Shower Area (as remeasured in accordance with the terms of Section 1.2 above), and the Base Rent for Months 1 through 16 set forth in the first three rows of the schedule of Base Rent set forth in the Lease shall be adjusted to include the rentable square footage of the Shower Area.

1.4     Tenant’s Share. Effective as of the Shower Delivery Date, Tenant’s Share for the Initial Premises shall be re-calculated to include the Shower Area (and shall be confirmed in the lease amendment described in the last sentence of Section 1.2 above), and Tenant shall pay all Additional Rent payable under the Lease, including Tenant’s Share of Expenses and Taxes applicable to the Initial Premises (including the Shower Area) in accordance with the terms of the Lease.

2.     Miscellaneous.

2.1     This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

2.2     Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

2.3     Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

2.4     Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord and the Landlord Parties harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.

2.5     Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an event of Default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

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IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:		TENANT:

LOCON SAN MATEO, LLC, a Delaware limited liability company		SOLARCITY CORPORATION, a Delaware corporation

By:	/s/ Mike L. Sanford	By:	/s/ Seth Weissman

Name:	Mike L. Sanford	Name:	Seth Weissman

Title:	SVP	Title:	V.P. General Counsel

Dated:	12/2, 2010	Dated:	11/30, 2010